Exhibit 10.27

AMENDMENT TO LEASE

11 HARBOR PARK DRIVE

PORT WASHINGTON, NY

That certain lease, dated September 20 1988 (the “Lease”), as amended on March 22, 1999, between ADDWIN REALTY ASSOCIATES, a New York general partnership (hereinafter referred to as the “Landlord”) and CONTINENTAL DYNAMICS CORPORATION, a New York corporation which on December 31, 2000 was merged into GLOBAL COMPUTER SUPPLIES INC., a New York corporation (hereinafter referred to as the “Tenant”) with respect to the premises located at 11 Harbor Park Drive, Port Washington, New York, is hereby amended as follows:

1.                                                       Section 1.03 of the Lease is amended such that the “Expiration Date” of the Lease is defined as December 31, 2017.

2.                                                       Section 1.04 of the Lease and Exhibit B thereto is amended such that effective January 1, 2008 the “Fixed Rent” of the Lease shall be defined as $860,000 per year ($10.00 per square foot) for the year beginning on January 1, 2008 (the “Amendment No. 2 Effective Date”) and ending December 31, 2008. Thereafter the Fixed Rent above shall be increased on the annual anniversary of the and on each successive annual anniversary of the Amendment No. 2 Effective Date during the term of the Lease (each such annual anniversary date being hereinafter referred to as the “Escalation Date”). Such increase in the Fixed Rent shall be an amount equal to the product of the Percentage Increase (as defined below) for the Escalation Date multiplied by the Fixed Rent charged for the year immediately preceding the Escalation Date. Such increased Fixed Rent shall be payable in 12 monthly installments in advance of the first day of each calendar month commencing on the Escalation Date and continuing until the next Escalation Date. Landlord shall notify Tenant in writing of such increased Fixed Rent as soon as such determination is reasonably possible. If notification is not given until after the Escalation Date, any increased amounts due but not paid since the Escalation Date shall be payable within 30 days after Tenant’s receipt of such notice. As used in this Section 1.04:

(a)          “Index” shall mean the Consumer Price Index for all Urban Consumers, All Cities Average, all items (1967 = 100), not seasonally adjusted, published and issued by the Bureau of Labor Statistics of the United States Department of Labor (the “Bureau of Labor Statistics”). In the event that the Consumer Price Index ceases to use the 1967 average of One Hundred (100) as the basis of calculation, or if a change is made in the terms of particular items contained in the Consumer Price Index, the Consumer Price Index shall, at the discretion of Landlord, be adjusted to the figure that would have been arrived at had the change in the manner of computing the Consumer Price Index in effect at the Amendment No. 2 Effective Date of the Lease term not been affected. In the event that such Consumer Price Index (or successor or substituted Consumer Price Index) is not available, a reliable governmental or other non-partisan publication, evaluating the purchase power of money, may be used at the discretion of Landlord.

(b)         “Comparative Month” shall mean the calendar month, which is completed immediately prior to 12 months before each Escalation Date during the Term.

(c)          “Percentage Increase” for each Escalation Date shall mean the increase in the Index (expressed as a percentage) during the 12-month period immediately preceding the Comparative Month.

3.                                                       Except as herein modified, all terms of the Lease shall remain in full force and effect.

Dated: December 4, 2007

ADDWIN REALTY ASSOCIATES

By: Richard Leeds

Title: Partner

GLOBAL COMPUTER SUPPLIES INC.

By: Lawrence P. Reinhold

Title: Executive Vice President